Exhibit 10.21

CERTAIN INFORMATION CONTAINED IN THIS EXHIBIT HAS BEEN EXCLUDED FROM THIS EXHIBIT BECAUSE THE REGISTRANT HAS DETERMINED THAT IT IS BOTH NOT MATERIAL AND IS THE TYPE THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL.

REPRESENTATION AGREEMENT

between

GOWELL OILFIELD TECHNOLOGY FZE

and

USA DENIMEX INC.

dated as of

December 16, 2025

i

rEPRESENTATION Agreement

This Representation Agreement, dated as of December 16, 2025 (the “Effective Date”), is entered into between GOWell Oilfield Technology FZE, a UAE Free Zone Establishment, and its affiliates (the “Company”) and USA DENIMEX INC., a company registered and operating under the laws of the State of Texas, USA (the “Representative”), and together with the Company, the “Parties”, and each, a “Party”.

RECITALS

WHEREAS, Company is in the business of providing and selling wireline equipment in the oil and gas business (the “Equipment”);

WHEREAS, Company desires to appoint Representative for certain Services, as defined below, in Ukraine (the “Territory”) including to Joint Stock Company “Ukrgasvydobuvannya” (“UGV”) or any other customer ( along with UGV, the “Customers”), and

WHEREAS, the Representative desires to be engaged by the Company to act as its representative within the Territory for the purpose of assisting with business processes, coordinating projects, participating in and supporting tender procedures for the supply of the Company’s equipment, and ensuring administrative support and operational efficiency.

NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinafter set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Article I
DEFINITION

Definitions are attached as Schedule 1 of this Agreement and are made part hereof.

Article II
APPOINTMENT

Section 2.01 Rights. The Company hereby appoints the Representative as its exclusive authorized representative to the Territory during the Term for the purpose of providing certain services in connection with the projects and tenders specified in the Schedules to this Agreement, as further described in Article IX, including but not limited to: (i) participating in and supporting tender procedures for the supply of the Company’s equipment, (ii) supporting business processes, (iii) managing logistics, (iv) handling document turnover, (v) coordinating project activities, (vi) ensuring compliance with local regulatory requirements, and (vii) any other service that the Company may request from time to time within the Territory (the “Services”). Representative hereby accepts such appointment to provide such Services..

Section 2.02 Exclusivity. It is understood by the Parties that during the term of this Agreement, Representative shall not be able to represent or sell to any entity, either directly or indirectly, any other equipment similar or that compete with the Equipment in the Territory other than from Company or represent any company that provides the same or similar Equipment provided by the Company, unless otherwise agreed in writing by Company. Company shall use Representative exclusively in the Territory to sell its Equipment and parts. If Representative breaches this section 2.02, Company shall have the right to terminate this Agreement immediately. If Company breaches this section 2.02, and Section 2.03 does not apply, Representative shall be entitled to receive [redacted]% of the invoiced amount of Company’s parts and/or Equipment sold by a third party.

Section 2.03 Exclusivity Exception. The exclusivity right granted to Representative by Company in Section 2.01 shall not apply to the current customers of Company listed in Schedule 3. Notwithstanding the foregoing, during the Term of this Agreement, Company shall not knowingly sell its Equipment or parts to a customer or agent that intends to sell such Equipment or parts in the Territory.

Article III
TITLE TO EQUIPMENT

Title to the Equipment shall vest with the Company at all times until final payment for the Equipment has been received by the Company, whether such payment is made by the Representative or by any other proper or duly responsible party (including, without limitation, UGV). If the Representative assists in bringing the Equipment into the Territory or transfers it under delivery terms resulting from participation in tenders, it shall not acquire any ownership, title, property, right, equity, or interest in the Equipment other than its custodian interest. No Equipment or item of Equipment may be relocated, loaned, donated, sold, traded, scrapped, destroyed, or otherwise disposed of without the Company’s prior written permission, duly signed by an authorized representative of the Company. The Representative shall be strictly liable for any violation of the terms of this clause.

Article IV
TERM OF AGREEMENT

Section 4.01 Term. The Term consists of the Initial Term and the Renewal Term (the “Term”). This Agreement and the rights granted to Representative by Company in Section 2.01 shall have the duration of the Term.

Section 4.02 Initial Term. The Initial Term shall be for [redacted]year from the Effective Date (the “Initial Term”), unless earlier terminated pursuant to the provisions of this Agreement.

Section 4.03 Renewal Term. Following the Initial Term, the Company shall have the option to extend this Agreement for [redacted]year on a year-to-year basis, in its sole discretion.

Article V

PAYMENT MECHANICS; COMMISSION

Section 5.01 Invoice to Customer. Commission. Prior to sending a proposal to a Customer, Representative and Company shall agree on the pricing of the Equipment based on the Representative’s experience and analysis of the Ukrainian market (the “Proposal”). If the Customers accepts the Proposal and the resulting public procurement tender or direct sale (the “Sale”) leads to the supply of Equipment - whether the Sale is awarded directly to the Company with the Representative’s involvement or to the Representative as the winning party with the Company’s consent - the Company shall pay the Representative a commission (the “Commission Method”) based on the payments actually received by the Company in connection with the Equipment supplied under the Sale, in the amount and on the terms set forth in this Agreement, as may be further detailed in the applicable Schedule which may be amended from time to time.

Section 5.02 Invoice to Customer. Reseller. As an alternative to the commission base sales, Representative and Company may enter into a reseller scheme by which Representative may purchase the equipment or parts from Company for a determined price and resell such equipment or part at its own prices. Reseller shall purchase the equipment or parts ex-works and title shall pass directly to Representative (“Reseller Method”).

Section 5.03 Payments. All payments related to the supply of Equipment under a Sale (the “Payment”) shall be made in U.S. dollars whether under the Commission Method or the Reseller Method. If the Sale is awarded to the Representative under the Commission Method and Customer makes the Payment to the Representative, Representative shall transfer to the Company the full amount due for the Equipment within [redacted]Business Days from the date of receipt of such funds. In the event that the total Payment amount due from UGV to the Representative exceeds USD [redacted], the Parties may, in accordance with the applicable Schedule or Exhibit to this Agreement, mutually agree to route such Payment through a bank account requiring dual authorization (two signatures) or an escrow arrangement at a reputable U.S. financial institution, in order to ensure transparency and proper control over the transfer of funds. If the Sale is awarded to the Company and UGV makes the Payment directly to the Company, the Company shall transfer to the Representative the applicable Commission, as defined in Section 5.03 below and in the relevant Schedule or Exhibit to this Agreement, within [redacted]Business days following the receipt of the respective Payment. All transfers shall be made to the bank accounts specified by the Parties in the applicable Exhibits to this Agreement, with the Company’s banking details set forth in Exhibit A and the Representative’s banking details set forth in Exhibit B.

Section 5.04 Commission Percentage. The Representative shall be entitled to the Commission calculated as a percentage of the Payments related to and actually received in connection with the supply of Equipment under the Sale. The specific rate or amount of the Commission, as well as the detailed procedure for its calculation, withholding, or payment in cases where the Representative receives funds from the Customer, shall be further governed by and described in the applicable Schedule to this Agreement as amended from time to time.

Section 5.05 Commission Adjustments with Respect to Penalties, Deductions, and Related Expenses. If Customer applies any penalties, deductions, or if any expenses arise in connection with the supply of Equipment under the Sale, the Commission shall be calculated based on the net amount actually received by the Company, taking into account all such penalties, deductions, and expenses incurred by either the Company or the Representative in connection with the Sale. Representative shall have no right or claim to any amounts beyond the net amount so calculated, and any expenses incurred by the Representative or the Company in connection with the Sale shall be considered in determining the Commission in a fair and reasonable manner. Nevertheless, to the extent that any such penalties, deductions, or expenses are applied or incurred as a result of the exclusive act, omission, fault, or negligence of the Representative, the corresponding amounts shall be subject to deduction from, or set-off against, the Representative’s Commission. Conversely, to the extent that such penalties, deductions, or expenses are applied or incurred due to any exclusive act, omission, fault, or negligence of the Company, they shall not reduce or otherwise affect the Representative’s Commission.

Article VI
WARRANTIES

Section 6.01 Warranty. COMPANY WARRANTS THAT THE EQUIPMENT ARE: (a) OF MERCHANTABLE QUALITY; (b) THAT THEY ARE NEW AND FIT FOR THE PURPOSES ENVISIONED IN THIS AGREEMENT; AND (c) THAT, TO ITS KNOWLEDGE, THERE IS NO INFRINGEMENT OF ANY PATENT, COPYRIGHT, TRADEMARK, TRADE SECRET OR OTHER PROPRIETARY RIGHTS OF A THIRD PARTY; WHETHER ARISING BY LAW, COURSE OF DEALING, COURSE OF PERFORMANCE, USAGE OF TRADE OR OTHERWISE BY COMPANY. Company reserves the right to reject any claim under these warranties should, in the opinion of the Company the Equipment appears to have been tampered with or repair attempted by persons other than Company’s engineers.

Section 6.02 Period. Company’s warranties are for no longer than [redacted]months from delivery of any of the Equipment (the “Warranty Period”). Representative shall have no right to change any of the terms of the Warranties, unless otherwise approved in writing by the Company. A longer Warranty Period may be specified in the Schedule to this Agreement for a specific tender, in which case such longer period shall apply solely to the Equipment delivered under that tender.

Article VII
COMPANY’S REPRESENTATIONS

Company represents to Representative that the statements contained in this Article VII are true and correct as of the date hereof.

Section 7.01 Organization and Qualification of Company. Company is a United Arab Emirate’s Free Zone Establishment duly organized, validly existing and in good standing under the Laws of the United Arab Emirates. Company and its Affiliates are duly licensed or qualified to do business and is in good standing in each jurisdiction in which the offered sales makes such licensing or qualification necessary.

Section 7.02 Authority of Company. Company has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Company of this Agreement, the performance by Company of its obligations hereunder and the consummation by Company of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Company. This Agreement has been duly executed and delivered by Company, and this Agreement constitutes a legal, valid and binding obligation of Company enforceable against Company in accordance with its terms.

Section 7.03 No Conflicts. The execution, delivery and performance by Company of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Company;

(b) conflict with or result in a violation or breach of any provision of any Law;

(c) require the consent of, notice to or other action by any Person or, conflict with, result in a violation or breach of, or constitute a Default or an Event of Default; or

(d) result in the creation or imposition of any Lien other than Permitted Liens on any Equipment or Item of Equipment.

Section 7.04 Consents. No consent, approval, permit, order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Company in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 7.05 Legal Proceedings. There are no Actions pending or, to Company’s Knowledge, threatened against or by Company:

(a) relating to or affecting the Equipment; or

(b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Article VIII
REPRESENTATIVE’S COVENANTS

Representative agrees to comply with the following covenants:

Section 8.01 General Compliance With Laws Covenant. Representative shall comply with all Contractual Obligations and applicable laws, regulations and legal requirements concerning the activities of Representative under this Agreement. Representative represents to Company that the statements contained in this Article VIII are true and correct as of the date hereof.

Section 8.02 Organization and Qualification of Representative. The Representative is a U.S. company duly organized, validly existing, and in good standing under the laws of the State of Texas, USA. The Representative has extensive experience in international trade and is duly qualified to do business and in good standing in the Territory.

Section 8.03 Authority of Representative. Representative has full corporate power and authority to enter into this Agreement, to carry out its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery by Representative of this Agreement, the performance by Representative of its obligations hereunder and the consummation by Representative of the transactions contemplated hereby have been duly authorized by all requisite corporate action on the part of Representative. This Agreement has been duly executed and delivered by Representative, and this Agreement constitutes a legal, valid and binding obligation of Representative enforceable against Representative in accordance with its terms.

Section 8.04 No Conflicts. The execution, delivery and performance by Representative of this Agreement, and the consummation of the transactions contemplated hereby, do not and will not:

(a) conflict with or result in a violation or breach of, or default under, any provision of the certificate of incorporation, by-laws or other organizational documents of Representative;

(b) conflict with or result in a violation or breach of any provision of any Law;

(c) require the consent of, notice to or other action by any Person or, conflict with, result in a violation or breach of, or constitute a Default or an Event of Default; or

(d) result in the creation or imposition of any Lien other than Permitted Liens on any Equipment or Item of Equipment.

Section 8.05 Consents. No consent, approval, permit, order, declaration or filing with, or notice to, any Governmental Authority is required by or with respect to Representative in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

Section 8.06 Legal Proceedings. There are no Actions pending or, to Representative’s Knowledge, threatened against or by Representative:

(a) relating to or affecting the Equipment; or

(b) that challenge or seek to prevent, enjoin or otherwise delay the transactions contemplated by this Agreement.

No event has occurred or circumstances exist that may give rise to, or serve as a basis for, any such Action.

Section 8.07 Anti-Bribery Law and Foreign Corrupt Practices Act Representation and Warranty. Representative hereby represents, warrants, and covenants that it has complied, and will continue to comply, with all applicable anti-bribery and anti-corruption laws, including, without limitation, the U.S. Foreign Corrupt Practices Act of 1977, as amended (“FCPA”), the U.K. Bribery Act, and any other similar legislation applicable to the performance of this Agreement (collectively, the “Bribery Laws”). Without limiting the foregoing, Representative further represents, warrants, and covenants that it has not, and shall not, directly or indirectly:

(a) use any funds or assets for any unlawful contribution, gift, entertainment, or other improper expense intended to influence any act or decision of a government official or to secure any improper advantage;

(b) make, offer, or authorize any unlawful payment, promise, or transfer of anything of value to any foreign or domestic government official, political party, or candidate for public office;

(c) engage in, encourage, or tolerate any conduct that would constitute a violation of the Bribery Laws; or

(d) take any action or omission that could reasonably be expected to cause the Company to be in violation of any applicable Bribery Laws.

Section 8.08 Ownership. Representative acknowledges and agrees that: (a) any and all Company’s Intellectual Property Rights are the sole and exclusive property of Company or its licensors; (b) Representative shall not acquire any ownership interest in any of Company’s Intellectual Property Rights under this Agreement; (c) any goodwill derived from the use by Representative of Company’s Intellectual Property Rights inures to the benefit of Company or its licensors, as the case may be; (d) if Representative acquires any Intellectual Property Rights, rights in or relating to any Equipment (including any rights in any Company’s Trademarks, derivative works or patent improvements relating thereto) by operation of Law, or otherwise, such rights are deemed and are hereby irrevocably assigned to Company or its licensors, as the case may be, without further action by either of the Parties; and(e) Representative shall use Company’s Intellectual Property Rights solely for purposes of using the Equipment under this Agreement and only in accordance with this Agreement and the instructions of Company.

Section 8.09 Prohibited Acts. Representative shall not: (a) take any action that interfere with any of Company’s rights in or to Company’s Intellectual Property Rights, including Company’s ownership or exercise thereof;(b) challenge any right, title or interest of Company in or to Company’s Intellectual Property Rights; (c) make any claim or take any action adverse to Company’s ownership of Company’s Intellectual Property Rights; (d) register or apply for registrations, anywhere in the world, for Company’s Trademarks or any other trademark that is similar to Company’s Trademarks or that incorporates Company’s Trademarks; (e) use any mark, anywhere that is confusingly similar to Company’s Trademarks; (f) engage in any action that tends to disparage, dilute the value of, or reflect negatively on the Equipment or any Company’s Trademarks; (g) misappropriate any of Company’s Trademarks for use as a domain name without prior written consent from Company; or (h)alter, obscure or remove any Company’s Trademarks, or Trademark or copyright notices or any other proprietary rights notices placed on the Equipment, marketing materials or other materials that Company may provide.

Article IX
REPRESENTATIVE’S SERVICES

Section 9.01 Technical and Commercial Preparation for Proposals/Sale. Representative, in coordination with the Company, shall be responsible for the preparation of technical and commercial proposals for Sales, including the analysis of Sales requirements, development of detailed technical specifications, cost calculations, preparation of commercial terms, and translation of all necessary documents into the Ukrainian language.

Section 9.02 Documentation with Government Customers. Handling and coordination of all documentation and communications with government authorities and state-owned enterprises, as agreed by the parties.

Section 9.03 Customs Clearance and Certification Support. Carrying out and supporting customs clearance and certification processes, including obtaining or assisting in obtaining all necessary certificates and approvals required for the import and use of the Equipment in the Territory.

Section 9.04 Meetings and Negotiations. Organization of meetings, negotiations, and presentations with partners and customers, including the preparation of presentation materials, analysis of positions, and contract terms.

Section 9.05 Support with Banking Issues and Payments. Support in matters related to banking operations, including currency conversion, coordination and control of incoming and outgoing payments, and ensuring timely receipt of funds and payment security.

Section 9.06 Project Management and Coordination. Coordination of all aspects of the implementation of the Equipment sales project in the Territory, including task planning, deadlines control, resource management, and coordination of all project team members.

Section 9.07 Risk Management and Contingency Planning. Development and implementation of risk management strategies for the Equipment sales project in the Territory, including the identification of potential risks, assessment of their impact, and development of measures to minimize negative consequences.

Section 9.08 Compliance with Regulatory Requirements. Ensuring compliance with all legislative and regulatory requirements related to the Company’s activities in the Territory, including obtaining all necessary permits and licenses in accordance with the local laws of Ukraine.

Section 9.09 Contracting, Sale Participation, and Payments. The Representative shall support contracting with partners and customers in the Territory, participate in the Sales either directly as the Representative or assist the Company when it participates through the Representative, coordinate and obtain the Company’s approval for all pricing and other commercial terms offered during such Sales, execute and sign contracts when acting independently as a Sale participant, and, as necessary, assist the Company in the execution, signing, and performance of contracts with UGV, monitor compliance with contract terms, and ensure timely receipt of payments to the Company.

Section 9.10 Logistics Services and Coordination. Organization, coordination, and control of logistics services, including the selection of optimal delivery routes, management of warehouse operations, supervision of transportation and customs processes, and ensuring timely and secure delivery of the Equipment.

Section 9.11 Support During Warranty Period. All Services provided by the Representative under this Agreement shall extend to all interactions with UGV, including, without limitation, matters related to warranty services for the Equipment.

Article X
COMPANY’S RESPONSIBILITIES

Section 10.01 Equipment. During the Term of this Agreement, Company shall be responsible to supply the Equipment for UGV, either directly or, if the Sale is awarded to the Representative, through the Representative, who shall act in accordance with this Agreement.

Section 10.02 Cooperation. The Company shall cooperate with the Representative and assist the Representative in all matters pertaining to the fulfillment of its functions.

Section 10.03 Financial Matters. The Company shall timely and fully pay the Commission due to the Representative as specified in this Agreement and/or in the relevant Schedule or Exhibit to this Agreement.

Article XI
DEFAULT

Section 11.01 Events of Default. Each of the following events is an “Event of Default” under this Agreement: (a) if either Party defaults in the observance or performance of any other term, covenant or condition of this Agreement, and fails to remedy such default within thirty (30) Business Days after notice by the other Party of such default, or if such default is of such a nature that it cannot with due diligence be completely remedied within said period of thirty (30) Business Days and the breaching shall not commence within said period of thirty (30) Business Days, or shall not thereafter diligently prosecute to completion, all steps necessary to remedy such default; (b) if either Party’s interest or any portion thereof in this Agreement devolve on or pass to any person, whether by operation of law or otherwise; (d) if either Party: (i) does not, or is unable to, or admits in writing its inability to, pay its debts as they become due; (ii) commences or institutes any case, proceeding or other action seeking relief on its behalf as debtor, or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors; (iii) commences or institutes any case, proceeding or other action seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property; or (iv) makes a general assignment for the benefit of creditors; (c) if a receiver, trustee, custodian or other similar official is appointed for any substantial part of the assets of either Party which appointment is not vacated or stayed within ten (10) Business Days; (d) if any case, proceeding or other action is commenced or instituted against either Party (i) seeking to have an order for relief entered against it as debtor or to adjudicate it a bankrupt or insolvent, or seeking reorganization, arrangement, adjustment, winding up, liquidation, dissolution, composition or other relief with respect to it or its debts under any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization or relief of debtors, or (ii) seeking appointment of a receiver, trustee, custodian or other similar official for it or for all or any substantial part of its property, which in either of such cases: (1) results in any such entry of an order for relief, adjudication of bankruptcy or insolvency or such an appointment or the issuance or entry of any other order having a similar effect or (2) remains undismissed for a period of ten (10) Business Days; (e if any case, proceeding or other action is commenced or instituted against Representative seeking issuance of a warrant of attachment, execution, distraint or similar process against it or all or any substantial part of its property which results in the entry of an order for any such relief which is not vacated, discharged, or stayed or bonded pending appeal within ten (10) Business Days from the entry thereof; or (f) if the Representative, after receiving payment from Customer under a Sale awarded to it, fails to transfer the full amount due for the Equipment to the Company within 10 (ten) Business days from receipt of such funds and fails to effect such transfer within the subsequent two (2) Business days following notice or demand from the Company; or (g) if Representative sells, transfers or disposes of all or substantially all of its assets or property of the Business, or merges or consolidates with any other.

Section 11.02 Remedies. If an Event of Default occurs, either Party, as the case may be, may, in its sole discretion, exercise one or more of the following remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the Parties or otherwise: (a) declare this Agreement in default; (b) terminate in whole or in part this Agreement; (c) proceed by court action to enforce performance by the other Party of this Agreement and/or to recover all damages and expenses incurred by either Party by reason of any Event of Default; (d) terminate any other agreement that Parties have among each other; or (e) exercise any other right or remedy available to either Party at law or in equity.

Article XII
INDEMNITY; DUTY TO DEFEND

Section 12.01 Indemnity. The Parties shall indemnify each other and their Affiliates and respective representatives (collectively, “Indemnitees”) against, and shall save, indemnify, defend and hold each of them harmless from and against, and shall pay and reimburse each of them for, any and all Damages based on, arising out of, with respect to, or by reason of: (a)any inaccuracy in or breach of any of the representations by either Party contained in this Agreement; (b) any breach or non-fulfillment of any covenant, agreement or obligation to be performed by either Party pursuant to this Agreement; (c) any assertion of the infringement of patent, trade secret, trademark, copyright or other intellectual property rights of third parties; or (d) any Third-party Claim arising from any of the foregoing. One Party’s obligation to indemnify does not extend to any Damages that arise out of the gross negligence or willful misconduct of the other Party.

Section 12.02 Duty to Defend. The Parties shall, at its expense, defend each other against any and all actions based on or arising out of any Third-party Claim above. Each Party shall notify the other immediately on receipt of notice or knowledge of any event which may give rise to a Third-party Claim. The Parties shall control the defense, appeal or settlement of such Third-party Claim, unless Party, in its sole discretion, elects to assume control of such defense, appeal or settlement. The Parties shall not settle any Third-party Claim without the prior written consent of the other Party. Each Indemnitee may at any time employ separate counsel to represent it, but if the defense, appeal or settlement of such Third-party Claim has been assumed by the Party, any separate counsel employed by the Indemnitee shall be at the Indemnitee’s sole expense.

Article XIII
PERFORMANCE OF OUTSTANDING OBLIGATIONS IN THE EVENT OF TERMINATION

In the event this Agreement is terminated, the Parties shall remain bound to duly perform all obligations arising from this Agreement or from any Sale awarded prior to termination, including delivery, payment, and related responsibilities, until their full completion in accordance with the applicable terms.

Article XIV
TERMINATION

Section 14.01 Mutual Consent. The Parties may terminate this Agreement anytime by mutual written consent.

Section 14.02 Termination by Company with Notice. If Representative at any time defaults in fulfilling any of the obligations required by Company under this Agreement which is otherwise curable, and such default shall not be cured within [redacted]days after written notice specifying such default is given by Company to Representative, then Company shall have the right, at its option, to terminated this Agreement.

Section 14.03 Termination by Company without Notice. If the Representative breaches the provisions of Section 8.07, the Company shall have the right to immediately terminate this Agreement without prior notice.

Article XV
MISCELLANEOUS

Section 15.01 Survival. Subject to the limitations and other provisions of this Agreement, the representations of Representative contained in Article VIII survive indefinitely. Notwithstanding the foregoing, any claim by Company asserted in good faith with reasonable specificity (to the extent known at such time) and in writing by notice prior to the expiration date of the applicable survival period (if any) is not thereafter barred by the expiration of the relevant representation and such claims survive until finally resolved.

Section 15.02 Notices. Each party shall deliver all notices, requests, consents, claims, demands, waivers and other communications under this Agreement (each, a “Notice”) in writing and addressed to the other party at its address set forth below (or to such other address that the receiving party may designate from time to time in accordance with this section). Each party shall deliver all Notices by personal delivery, nationally recognized overnight courier (with all fees pre-paid), facsimile or e-mail of a PDF document to the email address(es) specified in this Agreement or certified or registered mail (in each case, return receipt requested, postage prepaid). Except as otherwise provided in this Agreement, a Notice is effective only if the party giving the Notice has complied with the requirements of this Section.

Notice to Company:	[Redacted]

Notice to Representative:	[Redacted]

Section 15.03 Interpretation. For purposes of this Agreement, (a) the words “include,” “includes” and “including” is deemed to be followed by the words “without limitation”; (b) the word “or” is not exclusive; and (c) the words “herein,” “hereof,” “hereby,” “hereto” and “hereunder” refer to this Agreement as a whole. Unless the context otherwise requires, references in this Agreement: (x) to sections, schedules and exhibits mean the sections of, and schedules and exhibits attached to, this Agreement; (y) to an agreement, instrument or other document mean such agreement, instrument or other document as amended, supplemented and modified from time to time to the extent permitted by the provisions thereof; and (z) to a statute mean such statute as amended from time to time and include any successor legislation thereto and any regulations promulgated thereunder. The parties drafted this Agreement without regard to any presumption or rule requiring construction or interpretation against the party drafting an instrument or causing any instrument to be drafted. The schedules and exhibits referred to herein are an integral part of this Agreement to the same extent as if they were set forth verbatim herein.

Section 15.04 Headings. The headings in this Agreement are for reference only and shall not affect the interpretation of this Agreement.

Section 15.05 Severability. If any term or provision of this Agreement is invalid, illegal or unenforceable in any jurisdiction, such invalidity, illegality or unenforceability does not affect any other term or provision of this Agreement or invalidate or render unenforceable such term or provision in any other jurisdiction.

Section 15.06 Entire Agreement. This Agreement, including all related exhibits and schedules, constitutes the sole and entire agreement of the parties to this Agreement with respect to the subject matter contained herein and therein, and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

Section 15.07 Amendment and Modification. No amendment to this Agreement is effective unless it is in writing identified as an amendment to this Agreement and signed by a Representative of each party to this Agreement.

Section 15.08 Limitation of Liability. EXCEPT FOR OBLIGATIONS TO MAKE PAYMENT UNDER THIS AGREEMENT, LIABILITY FOR INDEMNIFICATION, LIABILITY FOR BREACH OF CONFIDENTIALITY NEITHER PARTY NOR ITS REPRESENTATIVES IS LIABLE FOR CONSEQUENTIAL, INDIRECT, INCIDENTAL, SPECIAL, EXEMPLARY, PUNITIVE OR ENHANCED DAMAGES, LOST PROFITS OR REVENUES OR DIMINUTION IN VALUE, ARISING OUT OF OR RELATING TO ANY BREACH OF THIS AGREEMENT, WHETHER OR NOT THE POSSIBILITY OF SUCH DAMAGES HAS BEEN DISCLOSED IN ADVANCE BY THE OTHER PARTY, REGARDLESS OF THE LEGAL OR EQUITABLE THEORY (CONTRACT, TORT OR OTHERWISE) UPON WHICH THE CLAIM IS BASED, AND NOTWITHSTANDING THE FAILURE OF ANY AGREED OR OTHER REMEDY OF ITS ESSENTIAL PURPOSE.

Section 15.09 Interpretations. If applicable, interpretations, research, analysis, recommendations, advice or interpretational data (specifically including, without limitation, any preliminary cuttings reinjection program and any engineering designs, geological studies or analyses, well programs, reservoir models, or drilling production optimization or management programs) (“Interpretations and/or Recommendations”) furnished by Company hereunder are opinions based upon inferences from measurements, empirical relationships and assumptions, and industry practice, which inferences, assumptions and practices are not infallible, and with respect to which professional geologists, engineers, drilling consultants, and analysts may differ. Accordingly, Company does not warrant the accuracy, correctness, or completeness of any such Interpretations and/or Recommendations, or that Representative’s reliance or any third party’s reliance on such Interpretations and/or Recommendations will accomplish any particular results. Representative shall make sure that UGV SHALL ASSUME FULL RESPONSIBILITY FOR THE USE OF SUCH INTERPRETATIONS AND/OR RECOMMENDATIONS AND FOR ALL DECISIONS BASED THEREON (INCLUDING WITHOUT LIMITATION DECISIONS BASED ON ANY OIL AND GAS EVALUATIONS, PRODUCTION FORECASTS AND RESERVE ESTIMATES, FURNISHED BY COMPANY TO REPRESENTATIVE HEREUNDER), AND REPRESENTATIVE HEREBY AGREES TO RELEASE, DEFEND, INDEMNIFY AND HOLD HARMLESS COMPANY FROM ANY CLAIMS ARISING OUT OF THE USE OF SUCH INTERPRETATIONS AND/OR RECOMMENDATIONS.

Section 15.10 Waiver. (a) No waiver under this Agreement is effective unless it is in writing and signed by a Representative of the party waiving its right. (b) Any waiver authorized on one occasion is effective only in that instance and only for the purpose stated and does not operate as a waiver on any future occasion.(c) None of the following constitutes a waiver or estoppel of any right, remedy, power, privilege or condition arising from this Agreement: (i) any failure or delay in exercising any right, remedy, power or privilege or in enforcing any condition under this Agreement; or (ii) any act, omission or course of dealing between the parties.

Section 15.11 Cumulative Remedies. All rights and remedies provided in this Agreement are cumulative and not exclusive, and the exercise by either party of any right or remedy does not preclude the exercise of any other rights or remedies that may now or subsequently be available at law, in equity, by statute, in any other agreement between the parties or otherwise.

Section 15.12 Equitable Remedies. Each party to this Agreement acknowledges that a breach or threatened breach by such party of any of its obligations under this Agreement would give rise to irreparable harm to the other party for which monetary damages would not be an adequate remedy and hereby agrees that in the event of a breach or a threatened breach by such party of any such obligations, the other party to this Agreement will, in addition to any and all other rights and remedies that may be available to it in respect of such breach, be entitled to seek equitable relief, including a temporary restraining order, an injunction, specific performance and any other relief that may be available from a court of competent jurisdiction (without any requirement to post bond).

Section 15.13 Assignment. Representative may not assign any of its rights under this Agreement without the prior written consent of Company. No assignment relieves the assigning Party of any of its obligations under this Agreement.

Section 15.14 Successors and Assigns. This Agreement is binding on and inures to the benefit of the Parties to this Agreement and their respective successors and assigns. Such consent shall not be unreasonably withheld or delayed.

Section 15.15 No Third-party Beneficiaries. This Agreement benefits solely the Parties to this Agreement and their respective successors and assigns and nothing in this Agreement, express or implied, confers on any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

Section 15.16 Choice of Law. This Agreement and exhibits attached hereto and thereto, and all matters arising out of or relating to this Agreement, are governed by, and construed in accordance with, the laws of the State of Texas, United States of America without regard to the conflict of laws provisions thereof to the extent such principles or rules would require or permit the application of the laws of any jurisdiction other than those of the State of Texas. The Parties agree that the United Nations Convention on Contracts for the International Sale of Goods does not apply to this Agreement.

Section 15.17 Choice of Forum. Each Party irrevocably and unconditionally agrees that it will not commence any Action, litigation or proceeding of any kind whatsoever against the other Party in any way arising from or relating to this Agreement, and all contemplated in any forum other than Harris County, Texas, and any appellate court from any thereof. Each Party irrevocably and unconditionally submits to the exclusive jurisdiction of such courts and agrees to bring any such Action, litigation or proceeding only in Harris County, Texas. Each Party agrees that a final judgment in any such Action, litigation or proceeding is conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each Party acknowledges and agrees that any controversy that may arise under this Agreement, including any exhibits attached to this Agreement, is likely to involve complicated and difficult issues and, therefore, each such Party irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any legal Action arising out of or relating to this Agreement, including any exhibits attached to this Agreement, or the transactions contemplated hereby.

Section 15.18 Counterparts. This Agreement may be executed in counterparts, each of which is deemed an original, but all of which together is deemed to be one and the same agreement. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission is deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

Section 15.19 Force Majeure. No Party shall be liable or responsible to the other Party, nor be deemed to have defaulted under or breached this Agreement, for any failure or delay in fulfilling or performing any term of this Agreement, when and to the extent such failure or delay is caused by or results from acts beyond the affected party’s reasonable control, including, without limitation: (a) acts of God; (b) flood, fire, earthquake or explosion; (c) war, invasion, hostilities (whether war is declared or not), terrorist threats or acts, riot or other civil unrest; (d) government order or law; (e) actions, embargoes or blockades in effect on or after the date of this Agreement; (f) action by any Governmental Authority; (g) national or regional emergency; (h) strikes, labor stoppages or slowdowns or other industrial disturbances; and (i) shortage of adequate power or transportation facilities (each a “Force Majeure Event”). The party suffering a Force Majeure Event shall give Notice within five (5) days of the Force Majeure Event to the other Party, stating the period of time the occurrence is expected to continue and shall use diligent efforts to mitigate the impact of such Force Majeure Event on its performance of this Agreement.

Section 15.20 Relationship of Parties. Nothing herein creates a partnership between the parties to this Agreement or an employee/employer relationship. Neither Party to this Agreement has any express or implied right or authority to assume or create any obligations on behalf of or in the name of the other party or to bind the other party to any contract, agreement or undertaking with any third party beyond the scope of this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties to this Agreement have caused this Agreement to be executed as of the date first written above by their duly authorized respective officers.

GOWell Oilfield Technology FZE

Date:	[redacted]

By	[redacted]
Name:	[redacted]
Title:	[redacted]

USA DENIMEX INC

Date:	[redacted]

By	[redacted]
Name:	[redacted]
Title:	[redacted]

EXHIBIT A

COMPANY WIRE TRANSFER INFORMATION

[Redacted]

A-1

EXHIBIT B

REPRESENTATIVE WIRE TRANSFER INFORMATION

[Redacted]

B-1

Schedule 1

DEFINITIONS

Capitalized terms used in this Agreement have the meanings set forth in this Schedule 1.

“Action” means any claim, action, cause of action, demand, lawsuit, arbitration, inquiry, audit, notice of violation, proceeding, litigation, citation, summons, subpoena or investigation of any nature, civil, criminal, administrative, regulatory or otherwise, whether at law or in equity.

“Affiliate” of a Person means any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” means this Representation Agreement, as is may be amended from time to time, and any exhibits and schedules attached to this document.

“Bribery Laws” shall have the meaning set forth in Section 8.07.

“Business Day” means any day except Saturday or Sunday or any other day on which commercial banks located in Texas, US, are authorized or required by Law to be closed for business.

“Commission Method” has the meaning set forth in Section 5.01.

“Company” has the meaning set forth in the preamble.

“Company’s Intellectual Property Rights” means all Intellectual Property Rights owned by or licensed to Company.

“Company’s Knowledge” means the actual or constructive knowledge of any director or officer of Representative, after due inquiry.

“Company Lien” means any Lien on any Item of Equipment arising from any:(a) breach by Company of this Agreement; or (b) Taxes imposed against Company that Representative is not required to indemnify Company under this Agreement.

“Company’s Trademarks” means all Trademarks owned or licensed by Company.

“Contractual Obligation” as to any Person, means any provision of any security issued by such Person or of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Customers” has the meaning set forth in the recitals.

“Damages” mean losses, injury, death, damages, liabilities, claims, deficiencies, Actions, judgments, interest, awards, penalties, fines, costs or expenses of whatever kind, including reasonable attorneys’ fees and the cost of enforcing any right to indemnification under this Agreement and the cost of pursuing any insurance providers.

“Default” means any of the events specified in Section 11.01, which constitutes an Event of Default or which, on the giving of notice, the lapse of time, or both pursuant to Section 11.01 would, unless cured or waived, become an Event of Default.

“Effective Date” has the meaning set forth in the preamble.

“Equipment” or “Item of Equipment” means:(a) any and all Equipment sold to UGV by Company; (b) Parts or components thereof; (c) ancillary equipment or devices furnished under this Agreement; (d) all manuals and records with respect to such Equipment; (e) all alterations, additions and attachments thereof; (f) all Upgrades and (g) that has been manufactured or provided by Company.

“Event of Default” has the meaning set forth in Section 11.01.

“FCPA” shall have the meaning set forth in Section 8.07.

“Force Majeure Event” has the meaning set forth in Section 15.19.

“Governmental Authority” means any federal, state, local or foreign government or political subdivision thereof, or any agency or instrumentality of such government or political subdivision, or any self-regulated organization or other non-governmental regulatory authority or quasi-governmental authority (to the extent that the rules, regulations or orders of such organization or authority have the force of Law), or any arbitrator, court or tribunal of competent jurisdiction.

“Governmental Order” means any order, writ, judgment, injunction, decree, stipulation, award or determination entered by or with any Governmental Authority.

“Indemnitees” has the meaning set forth in Section 12.01.

“Initial Term” has the meaning set forth in Section 4.02.

“Intellectual Property Rights” means all industrial and other intellectual property rights comprising or relating to: (i) Patents; (ii) Trademarks; (iii) internet domain names, whether or not Trademarks, registered by any authorized private registrar or Governmental Authority, web addresses, web pages, website and URLs; (iv) works of authorship, expressions, designs and design registrations, whether or not copyrightable, including copyrights and copyrightable works, software and firmware, data, data files, and databases and other specifications and documentation; (v) Trade Secrets and (vi) all industrial and other intellectual property rights, and all rights, interests and protections that are associated with, equivalent or similar to, or required for the exercise of, any of the foregoing, however arising, in each case whether registered or unregistered and including all registrations and applications for, and renewals or extensions of, such rights or forms of protection pursuant to the Laws of any jurisdiction throughout in any part of the world.

“Interpretation and/or Recommendations” has the meaning set forth in Section 15.09.

“Law” means any statute, law, ordinance, regulation, rule, code, constitution, treaty, common law, Governmental Order, other requirement or rule of law of any Governmental Authority.

“Lien” means any mortgage, pledge, hypothecation, assignment (as security), deposit arrangement, encumbrance, lien (statutory or other), charge or other security interest, or any preference, priority or other security agreement or preferential arrangement of any kind or nature whatsoever having substantially the same economic effect as any of the foregoing (including, without limitation, any conditional sale or other title retention agreement and any capital lease).

“Notice” has the meaning set forth in Section 15.02.

“Parts” means all components, parts, Replacement Parts, instruments, appurtenances, accessories, furnishings and other equipment of whatever nature which may now or from time to time be incorporated or installed in or attached to, or were provided by the manufacturer with, any Item of Equipment, including after temporary removal from such Item of Equipment.

“Party(ies)” has the meaning set forth in the preamble.

“Patents” means all patents (including all reissues, divisionals, provisionals, continuations and continuations-in-part, re-examinations, renewals, substitutions and extensions thereof), patent applications, and other patent rights and any other Governmental Authority-issued indicia of invention ownership (including inventor’s certificates, petty patents and patent utility models).

“Payment” has the meaning set forth in Section 5.02.

“Permits” means all permits, licenses, franchises, approvals, authorizations, registrations, certificates, variances and similar rights obtained, or required to be obtained, from Governmental Authorities.

“Permitted Lien” means:(a) the rights of Company and Representative under this Agreement;(b) Company’s Liens;(c) Liens imposed by law for Taxes not yet due or which are being contested in good faith and by appropriate proceedings;(d) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other similar Liens imposed by law, arising in the ordinary course of business and securing obligations that are not overdue by more than thirty (30) days or that are being contested in good faith and by appropriate proceedings;(e) the rights of others under agreements or arrangements to the extent expressly permitted under this Agreement; (g) any Lien against which Representative causes to be provided a bond in such amount and under such terms and conditions as are satisfactory to Company;(h) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations; and(i) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business;

“Person” means any individual, partnership, corporation, trust, limited liability entity, unincorporated organization, Governmental Authority or any other entity.

“Proposal” has the meaning set forth in Section 5.01.

“Point of Origin” for each Item of Equipment, means the location indicated in any Purchase Agreement with UGV.

“Renewal Term” has the meaning set forth in Section 4.03.

“Representative” has the meaning set forth in the preamble.

“Representative’s Knowledge” means the actual or constructive knowledge of any director or officer of Representative, after due inquiry.

“Reseller Method” has the meaning set forth in Section 5.02.

“Stock” means the voting stock, membership interests or similar equity interests of any Person.

“Subsidiary” means, with respect to any Person, a corporation, limited liability entity, partnership or other entity of which such Person and/or its other subsidiaries own, directly or indirectly, more than fifty percent (50%) of the Stock.

“Taxes” means any and all present or future income, stamp or other taxes, ad valorem tax, levies, imposts, duties, deductions, charges, fees or withholdings imposed, levied, withheld or assess by any Governmental Authority, together with any interest, additions to tax or penalties imposed thereon and with respect thereto.

“Sale” has the meaning set forth in Section 5.01.

“Term” has the meaning set forth in Section 4.01.

“Territory” has the meaning set forth in the recitals.

“Third-party Claim” means any Action made or brought by any Person who is not a party to this Agreement or an Affiliate of a party to this Agreement or a Representative of the foregoing.

“Trademarks” means all rights in and to US and foreign trademarks, service marks, trade dress, trade names, brand names, logos, trade dress, corporate names and domain names, and other similar designations of source, sponsorship, association or origin, together with the goodwill symbolized by any of the foregoing, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights and all similar or equivalent rights or forms of protection in any part of the world.

“Trade Secrets” means all inventions, discoveries, trade secrets, business and technical information and know-how, databases, data collections, patent disclosures and other confidential and proprietary information and all rights therein.

“UGV” has the meaning set forth in the Recitals.

“Warranty Period” has the meaning set forth in Section 6.02.

SCHEDULE 2

COMMISSION, PAYMENT TERMS, AND WARRANTY FOR SPECIFIC SALE OR TENDER

Tender: Public Procurement Procedure No. 82200000-3 – Geophysical Exploration Equipment (Open Hole Logging Tool System) - Лотова закупівля - 38220000-3 – Геологорозвідувальна апаратура (Комплекс приладів для відкритого стовбуру) - UA-2025-10-17-000622-a (the “Tender 1”)

1. Scope and Delivery of Tender 1 Contract

This Schedule 2 establishes the procedure for calculating and paying the Representative’s Commission related to the above Tender 1 conducted by UGV, as well as provisions on the warranty period for the Equipment supplied under this specific Tender 1. The provisions of the Tender 1 Contract were shared by Representative and accepted by Company.

2. Commission Rate

The Commission payable to the Representative by the Company shall be calculated based on the net amount actually received for the Equipment supplied under Tender 1, whether received by the Company or directly by the Representative from UGV, excluding VAT, taxes, and duties, as follows:

[redacted]

3. Payment

All payments shall be made to the bank accounts specified in Exhibit A (Company) and Exhibit B (Representative).

4. Taxes

Each Party bears its own taxes and mandatory charges related to payments under this Schedule.

5. Term

This Schedule remains in force until full completion of all payments related to Tender 1.

6. Warranty Period for Tender 1

For the purposes of Tender 1, the Equipment supplied under this Tender shall be covered by a warranty period of [redacted] months from the date the Equipment is put into operation (the “Tender 1 Warranty Period”). This extended warranty applies solely to the Equipment delivered under this Tender 1 and supersedes the standard Warranty Period set out in the Agreement.

7. Bank Guarantee

For purpose of Tender 1, Representative shall be responsible for the Bank Guarantee for over [redacted]. Nonetheless, in case UGV calls the Bank Guarantee for the following reasons: (i) a fault of the Company, Company shall be responsible to reimburse Representative, (ii) a fault of Representative, Representative shall be responsible for the loss, (iii) no fault of either parties, Company shall be responsible to reimburse or (iv) fault of both parties, Company and Representative shall share equally the loss. In the case of items (i), (iii) and (iv), Company shall reimburse Representative within [redacted]business days following submission of an acceptable proof of withdrawal which shall include the amount withdrawn. In addition, in case of any delay in issuance of a Radioactive Source license whether caused by Company or UGV, Company shall reimburse Representative for any amounts called from the Bank Guarantee, if any.

8. Exclusivity for Resale of Parts under Tender 1

After expiration of the Tender 1 Warranty Period or for any parts or consumables not covered by such warranty, Representative shall have an exclusive right to resell parts and consumables for the Equipment sold under Tender 1 to UGV (the “Tender 1 Parts”). Such exclusivity shall be from the Tender 1 Warranty Period and for a period of [redacted]after the expiration thereafter [redacted]. Representative shall purchase the Tender 1 Parts exclusively from Company at a price to be agreed by the parties. If Representative sells any Tender 1 Parts to UGV from a third party and not authorized by Company, this Agreement, as well as any exclusivity, shall be automatically terminated.

9. [redacted]under Tender 1

While Representative may assist Company with customs and logistics related to the [redacted]under Tender 1,  Representative shall have no liability regarding the procurement, transportation, permitting or customs of such [redacted].  Any penalty levied against Representative related to any liability caused by the [redacted], including to the overall Tender,  shall be paid by Company and, in the case, the penalty is levied against  the Bank Guarantee, fully reimbursable  within [redacted]Business days. For purpose of clarity, it is understood and agreed by the Parties that most likely [redacted]shall be the shipper of record for the [redacted]and will be responsible for all export procedures related to the [redacted]. It is also understood that UGV will be the importer of record of the [redacted]and is in control of all import procedures related to the [redacted]. Throughout this process, Representative shall have no control over this process and shall act solely as a Distributor to Company and does not carry any special licenses or permits related to any type of [redacted]. Any issues related to the shipping procedures of the [redacted]occurs in [redacted], while in transit through [redacted]or during customs in Ukraine or during any other procedure, Representative shall have no ability to influence the situation and is not liable for any negative outcome. If [redacted]are not delivered timely it may affect the Tender 1 as a whole and create certain liabilities including (i) loss of Bank Guarantee, (ii) non payment from UGV and/or (iii) additional penalties, as specified under the Contract.

SCHEDULE 3

Exceptions to Exclusivity

[Redacted]